Filed Pursuant to Rule 433

Registration Statement No. 333-221740

HYATT HOTELS CORPORATION

5.375% SENIOR NOTES DUE 2025

5.750% SENIOR NOTES DUE 2030

PRICING TERM SHEET

DATED APRIL 21, 2020

This term sheet to the preliminary prospectus supplement dated April 21, 2020 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Hyatt Hotels Corporation

Format:	SEC Registered

Trade Date:	April 21, 2020

Settlement Date:	April 23, 2020 (T+2)

Security Ratings:	Baa3 by Moody’s / BBB- by Standard and Poor’s1

2025 Notes

Security Offered:	5.375% Senior Notes due 2025 (the “2025 Notes”)

Principal Amount:	$450,000,000

Maturity Date:	April 23, 2025

Yield to Maturity:	5.375%

Interest Rate:	5.375% per year, accruing from April 23, 2020

Interest Payment Dates:	April 23 and October 23, commencing October 23, 2020

Interest Rate Adjustment	The interest rate payable on the 2025 Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement dated April 21, 2020.

[1]

The securities ratings above are not a recommendation to buy, sell or hold the securities offered hereby and may be subject to revision or withdrawal at any time by Moody’s and Standard and Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

Price to Public:	100.000% of the principal amount, plus accrued interest, if any

Underwriting Discounts and Commissions	1.00%

CUSIP/ISIN:	448579 AH5 / US448579AH52

Optional Redemption:	At any time prior to the date that is one month prior to the maturity date of the 2025 Notes (the “2025 Notes Par Call Date”), the Issuer may redeem some or all of the 2025 Notes at a price equal to 100% of the principal amount of the 2025 Notes redeemed plus accrued and unpaid interest plus a “make-whole” amount calculated at the applicable Treasury Rate plus 50 basis points.

At any time on or after the 2025 Notes Par Call Date, the Issuer may also redeem some or all of the 2025 Notes at a price equal to 100% of the principal amount of the 2025 Notes redeemed plus accrued and unpaid interest.

2030 Notes

Security Offered:	5.750% Senior Notes due 2030 (the “2030 Notes”)

Principal Amount:	$450,000,000

Maturity Date:	April 23, 2030

Yield to Maturity:	5.750%

Interest Rate:	5.750% per year, accruing from April 23, 2020

Interest Payment Dates:	April 23 and October 23, commencing October 23, 2020

Interest Rate Adjustment	The interest rate payable on the 2030 Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement dated April 21, 2020.

Price to Public:	100.000% of the principal amount, plus accrued interest, if any

Underwriting Discounts and Commissions	1.00%

CUSIP/ISIN:	448579 AJ1 / US448579AJ19

Optional Redemption:	At any time prior to the date that is three months prior to the maturity date of the 2030 Notes (the “2030 Notes Par Call Date”), the Issuer may redeem some or all of the 2030 Notes at a price equal to 100% of the principal amount of the 2030 Notes redeemed plus accrued and unpaid interest plus a “make-whole” amount calculated at the applicable Treasury Rate plus 50 basis points.

At any time on or after the 2030 Notes Par Call Date, the Issuer may also redeem some or all of the 2030 Notes at a price equal to 100% of the principal amount of the 2030 Notes redeemed plus accrued and unpaid interest.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Fifth Third Securities, Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC

Co-Managers:	SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Siebert Williams Shank & Co., LLC

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Change to Preliminary Prospectus Supplement

The following sentence is added to the fourth paragraph of the risk factor entitled “Risk Factors—Risks Related to the Notes—Changes in the ratings of the notes, our credit ratings or the debt markets could adversely affect the price of the notes” appearing on pages S-14 to S-15 of the Preliminary Prospectus Supplement dated April 21, 2020:

On April 21, 2020, Moody’s concluded the review for downgrade initiated on March 23, 2020 and confirmed our Baa3 senior unsecured rating, with negative outlook.

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Where similar language or information to that set forth above appears in other sections of the Preliminary Prospectus Supplement dated April 21, 2020, that language or information is deemed modified accordingly as set forth above.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com, BofA Securities, Inc. at (800) 294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.